General Housewares Corp.

1536 BEECH STREET, P.O. BOX 4066, TERRE HAUTE, INDIANA 47804
(812)232-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 1996

To the Holders of the Company's Common Stock:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of
GENERAL HOUSEWARES CORP., a Delaware corporation (the "Company"), will be held at the Tara Stamford Hotel, 2701 Summer Street, Stamford, Connecticut, on Tuesday, May 14, 1996, at 10:00 a.m. (local time) for the following purposes:

     1.   To elect three directors;

     2. To transact such other business as may properly come before the meeting.

     Only holders of record of the Company's Common Stock at the close of business on March 18, 1996 are entitled to notice of, and will be entitled to vote at, the meeting and any adjournment or adjournments thereof.

     Holders of Common Stock are urged to date, sign and return the enclosed form of proxy at their earliest convenience, even if they plan to attend the meeting. A return envelope is enclosed for this purpose which requires no postage if mailed in the United States.


                                        By Order of the Board of Directors,
                                        RAYMOND J. KULLA,
                                        Secretary.


Dated: March 29, 1996










General Housewares Corp.

1536 BEECH STREET, P.O. BOX 4066, TERRE HAUTE, INDIANA 47804
(812)232-1000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 1996

     The accompanying proxy is solicited by the Board of Directors of General Housewares Corp. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Tara Stamford Hotel, 2701 Summer Street, Stamford, Connecticut, on Tuesday, May 14, 1996, at 10:00 a.m. (local time) (and at any adjournment or adjournments thereof), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders ("Annual Meeting"). The approximate date on which this Proxy Statement and form of proxy will be first given or mailed to stockholders is March 29, 1996.

     Only holders of record of the Company's Common Stock, par value $.33 1/3 per share, at the close of business on March 18, 1996, will be entitled to vote at the meeting. At that date there were issued and outstanding 3,762,928 shares of Common Stock, the holders of which are entitled to one vote per share on all matters, including the election of directors.

     Any stockholder giving a proxy is empowered to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any stockholder may still attend the meeting and vote in person, regardless of whether they have previously given a proxy, but presence at the meeting will not revoke their proxy unless such stockholder votes in person.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     Except as otherwise indicated, the following table sets forth as of March 18, 1996, to the knowledge of the Company, information as to the beneficial ownership of the Company's Common Stock by (i) persons that own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) each director and nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and all executive officers as a group. Except as otherwise indicated, all beneficial ownership reflected in the table represents sole voting and investment power as to Common Stock and information is provided throughout this proxy statement only with respect to the periods of time during which the indicated persons held the specified position or relationship with the Company.

                                        Amount
                                        Beneficially   Percent of
                                        Owned          Class

(a)  Holders of more than 5% of Common Stock

Gabelli Funds, Inc.
  One Corporate Center
  Rye, NY  10580-1434                   661,900        17.6

Dimensional Fund Advisors, Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401               236,380        6.3

Gangelhoff Enterprises Trust
  1405 West Farm Road
  Chaska, MN  55318                     410,017        10.9

Investment Counselors of Maryland
  803 Cathedral Street
  Baltimore, MD  21201                  285,000        7.6


(b)  Directors and Nominees

Charles E. Bradley                      4,100          (1)

John S. Crowley                         8,810          (1)

Thomas L. Francis                       3,577          (1)

Joseph Hinsey IV                        2,562          (1)

Ann Manix                               1,500          (1)

John H. Muller, Jr.                     10,078(2)      (1)

Phillip A. Ranney                       3,434          (1)

Paul A. Saxton                          123,568(3)     3.3

(c)  Named Executive Officers other than
     Paul A. Saxton

John C. Blackwell                       13,068(4)      (1)

Gordon R. Erickson                      24,172(5)      (1)

Stephen M. Evans                        18,272(6)      (1)

Robert L. Gray                          42,500(7)      (1)


(d)  All Directors, Nominees and Executive
     Officers as a Group (12 persons
     including the above)               255,641        6.8
----------------------------------------

(1)  Less than 1% of class.

(2)  Of such shares, Mr. Muller's wife, Marie S. Muller, owns 280 shares.
     Mr. Muller disclaims beneficial ownership of such shares. Includes 5,000 shares of Common Stock which may be acquired currently or within 60 days upon exercise of options; there is no voting or investment power with respect to such shares until exercise.

(3) Of such shares, Mr. Saxton's wife, Kathleen Saxton, owns 1,000 shares. Mr. Saxton disclaims beneficial ownership of such shares. Includes 68,167 shares of Common Stock which may be acquired currently or within 60 days upon exercise of options; there is no voting or investment power with respect to such shares until exercise.

(4) Includes 3,333 shares of Common Stock which may be acquired currently or within 60 days upon exercise of options; there is no voting or investment power with respect to such shares until exercise.

(5) Of such shares, Mr. Erickson's wife, Eva Erickson, owns 500 shares. Mr. Erickson disclaims beneficial ownership of such shares. Includes 16,500 shares of Common Stock which may be acquired currently or within 60 days upon exercise of options; there is no voting or investment power with respect to such shares until exercise.

(6) Includes 16,500 shares of Common Stock which may be acquired currently or within 60 days upon exercise of options; there is no voting or investment power with respect to such shares until exercise.

(7) Includes 28,500 shares of Common Stock which may be acquired currently or within 60 days upon exercise of options; there is no voting or investment power with respect to such shares until exercise.


ELECTION OF DIRECTORS

     Under the Company's By-Laws, its directors are divided into three classes, each class to be elected at successive annual meetings for terms of three years. The number of directorships was fixed at eight at the Regular Meeting of the Board of Directors held on February 8, 1994. The three directors whose terms will expire at the 1996 Annual Meeting are Charles E. Bradley, Thomas L. Francis, and Phillip A. Ranney. Charles E. Bradley, Thomas
L. Francis, and Phillip A. Ranney have been nominated by the Board of Directors to stand for election as directors at the Annual Meeting and until their successors are duly elected and shall qualify.

     At the Annual Meeting, the accompanying proxy, if properly executed and returned, will be voted (absent contrary instructions) in favor of electing as directors these three nominees. Should any one or more of these nominees become unable to accept nomination or election, which the Board of Directors has no reason to believe will be the case, the persons named in the enclosed form of proxy will vote for the election of such person or persons as the Board of Directors may nominate. The other persons listed below will continue in office as directors until the expiration of their terms and until their successors are duly elected and shall qualify, except Mr. Muller intends to resign in 1996 as disclosed in the 1995 proxy statement.

     A plurality of the votes of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the meeting on the election of directors is required for the election of directors. For this purpose, a stockholder voting through a proxy who withholds authority to vote as to all nominees for election as directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect a negative vote.

Information on Nominees and Incumbent Directors

                                                       Served as
                                                       Director
     Name                                              Since          Age

Nominees for Election to Term Expiring in 1999:
     Charles E. Bradley................................1967...........66
     Thomas L. Francis.................................1990...........66
     Phillip A. Ranney.................................1990...........59

Directors Whose Term Expires in 1998:
     John S. Crowley...................................1980...........72
     John H. Muller, Jr................................1967...........71
     Paul A. Saxton....................................1987...........57

Directors Whose Term Expires in 1997:
     Joseph Hinsey IV..................................1992...........64
     Ann Manix.........................................1994...........43

     Mr. Bradley has been President of Stanwich Partners, Inc. (private investment banking firm) for more than five years. He is also a director of Audits and Surveys Corporation, DeVlieg Bullard, Inc., Sanitas, Inc., Texon Energy Corporation, Consumer Portfolio Services, Inc., Reunion Industries, Inc. and Chatwins Group, Inc.

     Mr. Crowley was President of Round Hill Associates Management Company (private investment group) for more than five years and Managing Director of Saugatuck Associates, Inc. (the management company of a private risk capital partnership) from 1987 to 1993. Prior thereto, he was Executive Vice President and a director of Xerox Corporation from 1977 until mid 1982. He is presently a private investor. He is also a director of Morgan Products, Ltd.

     Mr. Francis has been Chairman of the Board, Chief Executive Officer and President of CDI, Inc. (a privately-owned firm engaged in general construction and real estate development) for more than five years. He is also a director of Merchants National Bank.

     Mr. Hinsey is a Professor at the Harvard University Graduate School of Business Administration holding the H. Douglas Weaver Professor of Business Law Chair. Prior to joining the Harvard Business School senior faculty in 1987, he was a Partner of the law firm of White & Case for many years.

     Ms. Manix is currently a Partner with Ducker Research Corp., an industrial research firm serving Fortune 500 companies. Prior to that, Ms. Manix was President of M & C Enterprises, a consulting firm. From 1988 until 1991, Ms. Manix served as President and Chief Executive Officer of Hallen Company, a Houston-based consumer products manufacturing and marketing company specializing in wine and dining accessories.

     Mr. Muller was Chairman of the Board of the Company from 1967 to June 24, 1992; was President from 1967 to August 1989 and Chief Executive Officer from 1967 to July 1990.

     Mr. Ranney has been a partner in the Cleveland, Ohio law firm of Schneider, Smeltz, Ranney & LaFond for more than five years.

     Mr. Saxton has been Chairman of the Company since June 24, 1992; Chief Executive Officer since July 1, 1990 and President since August 1989. He was Executive Vice President from September 1987 to August 1989. He is also a director of AP&S Clinic LLC.


Information on Committees of the Board of Directors

     During 1995, the Board of Directors held eight meetings and there were fourteen meetings of committees of the Board. No director attended fewer than 75 percent of the total number of meetings of the Board and of the committees of which the director was a member except for Messrs. Bradley and Muller. Management does not regard attendance at meetings in a particular year to be an adequate criterion to evaluate the contribution made by a director to the Company. In addition to attending Board and committee meetings, directors studied matters and documents affecting the Company and had numerous discussions with management at times other than the meetings.

     The standing committees of the Board of Directors include audit and compensation committees but do not include a nominating committee.

     The Audit Committee monitors the activities of the Company's independent public accountants, receives reports concerning the Company's internal accounting controls, reviews the fees to be paid to the Company's independent public accountants, confers as to the financial statements when the audit is completed and reports on such activities to the full Board of Directors. Its members are Joseph Hinsey IV (Chairman), Ann Manix and John H. Muller, Jr. During 1995, the Audit Committee held five meetings.

     The Compensation Committee approves the compensation of officers of the Company and has overall responsibility for the Company's compensation policies for senior management. Its members are Charles E. Bradley (Chairman), John S. Crowley and Phillip A. Ranney. The Compensation Committee held four meetings during 1995.


Remuneration of Non-Management Directors

     The directors of the Company who are not employees receive an annual retainer of $10,000 per year, plus fees of $1,000 for each meeting of the Board of Directors or meeting of the committees which they attend and $250 for each meeting of the Board of Directors or meeting of the committees held by telephone conference in which they participate.

     Pursuant to the Addendum to 1993 Key Employees' Incentive Stock Plan, adopted by the Board of Directors and approved by the stockholders of the Company at the Annual Meeting held on May 10, 1994, the seven non-management directors were each awarded 1,500 shares of restricted Common Stock. The restricted period ended with respect to 500 shares on May 2, 1995 and will end with respect to 500 shares on the dates on which the Company's Annual Meeting is held in 1996 and 1997 for each of the non-management directors who continue as directors on such dates.

     In addition to remuneration as a non-management director, Mr. Muller had another arrangement with the Company. In connection with Mr. Muller's decision to reduce his day-to-day involvement in the business of the Company and, in consideration of the Company's desire to utilize his experience while the duties and responsibilities of the Chief Executive Officer were assumed by Mr. Saxton and to prevent his competing with the Company following his employment by the Company, the Company entered into an Employment and Consulting Agreement (the "Agreement") with him on July 1, 1990. As of July 1, 1992, Mr. Muller began his consulting role for the period which ended June 30, 1995 at an annual fee of $50,000 for up to 50 days of consultation per annum. To the extent that consulting services were provided by him in excess of 50 days, Mr. Muller was paid $1,000 per day. During 1995, Mr. Muller did not provide consulting services in excess of 50 days. During the term of the Agreement, Mr. Muller was provided with the employee benefits enjoyed by him during the 12 months ended June 30, 1990. In addition to payments pursuant to the Company's pension plan for non-bargaining unit employees, Mr. Muller began receiving, as of July 1, 1992, a supplemental pension benefit of $3,424 monthly to compensate him for the benefit that would otherwise be payable to him under the Company's pension plan, but for the limitations contained in the Internal Revenue Code of 1986, as amended.

Recommendation of the Board of Directors

     The Board of Directors recommends a vote "FOR" the nominees for director named herein.


COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation earned for each of the three fiscal years ended December 31, 1995 by the Company's Chief Executive Officer and the four most highly paid executive officers who were serving as executive officers at the end of the year, other than the Chief Executive Officer.




SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

NAME AND                                                     OTHER ANNUAL
PRINCIPAL POSITION  YEAR      SALARY ($)          BONUS ($)  COMPENSATION
                                                             ($)

Paul A. Saxton      1995      $282,000            0          0
Chairman & CEO      1994       252,000            57,078     0
                    1993       252,000            21,168     0

John C. Blackwell   1995       124,923            0          43,374(1)
Vice President

Gordon R. Erickson  1995       110,000            19,800     0
General Counsel     1994       102,000            19,635     0
Secretary           1993       102,000             7,140     0

Stephen M. Evans    1995       120,000            0          0
Vice President      1994       109,000            20,983     0
                    1993       109,000             7,630     0


Robert L. Gray      1995       160,000            0          0
Vice President      1994       148,000            28,490     0
                    1993       148,000            10,360     76,273(2)


NAME                           RESTRICTED     LONG TERM      ALL OTHER
AND                            STOCK          COMPENSATION   COMPENSATION
PRINCIPAL POSITION             AWARDS         OPTIONS        ($)(5)
                     YEAR      ($)(3)         (#)

Paul A. Saxton       1995      $37,503        12,000         4,500
Chairman & CEO       1994                     0              4,500
                     1993                     18,000         4,497

John C. Blackwell    1995       17,487        10,000         0
                                42,000

Gordon R. Erickson(4)1995       0             0              99,139(6)
General Counsel      1994                     0              115,524(6)
Secretary            1993                     9,000          103,673(6)


Stephen M. Evans     1995       15,117        6,000          3,854
                     1994                     0              3,499
                     1993                     9,000          3,597

Robert L. Gray       1995       14,397        6,000          4,500
Vice President       1994                     0              4,500
                     1993                     12,000         4,497

(1). Relocation expenses in 1995.

(2). Relocation expenses in 1993.

(3). Restricted stock awards for 1995 were made in lieu of certain annual cash bonuses except for the award of $42,000 (3,000 shares) which was made to Mr. Blackwell in connection with his employment agreement. The number and value of aggregate restricted stock holdings at December 31, 1995 was 13,090 and $126,504 respectively. The vesting schedule with respect to such restricted stock is, as follows: 2,000 shares vested on March 20, 1996; 10,090 shares will vest on February 7, 1997; and 1,000 shares will vest on March 20, 1997. Regular Common Stock dividends are paid on the restricted stock until shares are forfeited and returned to the Company.

(4). Mr. Erickson retired December 31, 1995.

(5). Amounts shown consist solely of the Company's matching 401(k) Plan contributions unless otherwise noted.

(6.) Includes legal fees of $95,250, $112,250 and $100,306 paid with respect to 1995, 1994 and 1993, respectively, pursuant to the arrangement described under Certain Relationships and Related Transactions below.


OPTION/SAR GRANTS IN LAST FISCAL YEAR TABLE

     The following table provides information on option grants during 1995 to the named executive officers.

                                  Individual Grants
                    Number of     Percentage of
                    Shares        Total Options/
                    Underlying    SAR's granted to    Exercise or
                    Options/      Employees in        Base Price    Expiration
                    SAR's         Fiscal 1995(2)      ($/Share)     Date
                    Granted
                    (#)(1)

Name

Paul A. Saxton      4,000          3.4%               $13.125       7/31/2001
                    4,000          3.4%               $13.125       7/31/2002
                    4,000          3.4%               $13.125       7/31/2003

John C. Blackwell   3,333          2.9%               $14.00        3/19/2001
                    3,333          2.9%               $14.00        3/19/2002
                    3,334          2.9%               $14.00        3/19/2003

Stephen M. Evans    2,000          1.7%               $13.125       7/31/2001
                    2,000          1.7%               $13.125       7/31/2002
                    2,000          1.7%               $13.125       7/31/2003

Robert L. Gray      2,000          1.7%               $13.125       7/31/2001
                    2,000          1.7%               $13.125       7/31/2002
                    2,000          1.7%               $13.125       7/31/2003

                    Potential Realizable
                    Value at Assumed Annual
                    Rates of Stock
                    Price Appreciation
                    for Option Term
                    5%($)                    10%($)

Name

Paul A. Saxton     $17,855                   $40,507
                   $21,373                   $49,808
                   $25,066                   $60,038

John C. Blackwell  $15,870                   $36,003
                   $18,996                   $44,269
                   $22,286                   $53,378

Stephen M. Evans   $8,928                    $20,253
                   $10,686                   $24,904
                   $12,533                   $30,019

Robert L. Gray     $8,928                    $20,253
                   $10,686                   $24,904
                   $12,533                   $30,019
------------------------------------------

(1) The three tranches are part of a single option grant, each of which become exercisable as to one-third of the shares granted on the first, second and third anniversary dates following the date of grant.

(2) The Company granted options representing 116,000 shares to employees in fiscal 1995.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES TABLE

     The following table provides information on stock options exercised during 1995 and the value of the unexercised options held at December 31, 1995 by the named executive officers.

                                              Number of Securities
                                              Underlying
                                              Unexercised
                                              Options/SAR's
                                              at 12/31/95 (#)

                   Shares
                   Acquired on   Value
Name               Exercise(#)   Realized($)  Exercisable(#) Unexercisable(#)
Paul A. Saxton     6,666         $35,830      68,167         18,000
John C. Blackwell                             0              10,000

Gordon R. Erickson                            16,500         3,000
Stephen M. Evans                              16,500         9,000
Robert L. Gray                                28,500         10,000

                                              Value of Unexercised
                                              In-the-Money Options
                                              At 12/31/95 ($)(1)

Name               Exercisable($)             Unexercisable($)
Paul A. Saxton     $32,502                    $0
John C. Blackwell  0                          0
Gordon R. Erickson 0                          0
Stephen M. Evans   0                          0
Robert L. Gray     0                          0

(1). The closing price of the Company's Common Stock on December 31, 1995 was $8.625. The numbers shown reflect the value of options accumulated over an eight year period.


PENSION PLAN TABLE

     The table that follows shows the estimated annual benefits payable upon retirement to the Company's employees not represented by a union under the Company's defined benefit plan.


               10             15             20        25
               Years of       Years of       Years of  Years of
Remuneration   Service        Service        Service   Service

$75,000        $13,160        $19,740        $26,320   $32,900
100,000         18,100         27,160         36,200    45,274
125,000         22,900         34,360         45,800    57,274
150,000         27,700         41,560         55,400    69,274
175,000         32,500         48,760         65,000    81,274
200,000         37,300         55,960         74,600    93,274
225,000         42,100         63,160         84,200   105,274
250,000         46,900         70,360         93,800   117,274
275,000         51,700         77,550        103,400   120,000
300,000         56,500         84,760        113,000   120,000
325,000         61,300         91,960        120,000   120,000
350,000         66,100         99,160        120,000   120,000


     Effective January 1, 1994, compensation used for benefit calculations is limited to $150,000 per year (as adjusted from time to time by the Internal Revenue Service). To the extent that the annual benefits payable as reflected in the foregoing Pension Plan Table are so limited by the Internal Revenue Service, the named executive officers will receive supplemental pension payments upon retirement after January 1, 1996 equal to the amount of the annual benefit not payable under the Plan because of the limitation imposed by the Internal Revenue Service.

     The above calculations used the covered compensation of someone born in 1929.

     The Plan provides retirement benefits based upon Years of Service limited to 25 years and Average Monthly Compensation. Average Monthly Compensation is the average compensation (compensation means basic salary received, including overtime, bonuses and incentive compensation received, and other similar types of payment prior to any reduction pursuant to any Company profit-sharing plan) for the highest five consecutive years of compensation during the last ten years preceding retirement. The amount of compensation used for 1995 in determining Average Monthly Compensation of each executive officer named in the Summary Compensation Table is the aggregate amount shown in the salary and bonus columns of the Table. Years of Service for retirement benefits purposes are: Mr. Saxton, 8 years; Mr. Erickson, 22 years; Mr. Evans, 25 years, and Mr. Gray, 6 years. Under the Plan's benefit formula, effective January 1, 1989, at the Normal Retirement Age of 65, a participant may retire without any benefit reduction due to age and would receive a monthly benefit equal to the sum of (i) 1.47% of the Average Monthly Compensation and (ii)
 .45% of the Average Monthly Compensation in excess of Social Security Covered Compensation times Years of Service. In no event, however, would the benefit under the formula stated above be less than the benefit accrued under the terms of the Plan in effect as of December 31, 1988. A participant is 100% vested in the pension benefit after five years of service.


RETIREMENT AND TERMINATION ARRANGEMENTS

     In connection with Mr. Saxton's employment, the Company agreed to supplement the retirement benefits payable following his retirement by an amount calculated as if each year of actual service equaled 1.5 Years of Service, less the retirement benefits paid under the Plan.

     The Severance Compensation Plan provides for special severance benefits to employees, designated by the Board, in the event of their termination of employment, for whatever reason, during the 24-month period following the acquisition by any person or group of beneficial ownership of 21% of the Company's outstanding shares or change in the composition of the Board during any two-year period resulting in a majority turnover where election or nomination of the new directors was not approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period. The benefit, which is payable within ten days of termination of employment, shall equal three times (i) current base salary, (ii) the highest bonus received during the past five years, and (iii) certain annual medical insurance premiums; provided, however, such amount may not exceed the maximum amount that may be paid without incurring the adverse tax consequences imposed upon such benefits by the Internal Revenue Code of 1986, as amended (in general, approximately 300% of the employee's average total compensation income for the five preceding calendar years). In certain circumstances, the Plan may be amended or terminated at any time by the Board. The Board has designated all of the executive officers named in the Summary Compensation Table to participate in the Plan.

     In connection with Mr. Saxton's becoming an employee in September 1987, the Company agreed to continue payments to him for a period up to 12 months equal to his annualized basic salary in effect prior to the Company's termination of his employment before attaining age 64. In addition, the Company agreed to continue his medical and life insurance benefits for the same period to the extent that he could be continued as an employee. These payments would not be paid if benefits are paid under the Severance Compensation Plan described above or the Company's long term disability plan. The payments would terminate upon Mr. Saxton's death or his entering a new employment relationship. In connection with Messrs. Gray's and Blackwell's becoming employees in April 1990 and March 1995, respectively, the Company agreed to continue payments to them for a period up to 12 months equal to their annualized basic salaries in the event of the Company's termination of their employment.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph below shall not be incorporated by reference into any such filings.


REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is composed of three non-executive directors. The Committee is responsible for determination of the executive officers' salaries, the annual cash bonus and long term incentive plans. The Committee has prepared the following report for inclusion in this proxy statement describing the policies and process of compensating the executive officers of the Company.


Compensation Policies

     The Company's compensation policies are designed to offer executive officers competitive salaries and additional compensation opportunities based on each executive officer's contribution to the Company's performance. Competitive compensation packages are designed to enable the Company to attract and retain individuals with superior abilities. Commensurate with his responsibilities, the Chief Executive Officer's additional compensation opportunity is more dependent on the Company's performance than is that of the other executive officers.


Application and Administration of Compensation Policies

     The compensation of the Company's executive officers is determined and administered annually by the Committee. The Company's executive officer compensation program has been designed to:

     * Provide salary and additional compensation opportunities which are comparable to those offered by similar companies, thus allowing the Company to compete for and retain talented executives who are critical to its long term success;

     * Motivate executive officers to achieve specific business goals annually and reward them for their achievement;
          and

     * Align the interests of executive officers with the long term interests of stockholders by providing opportunities that can result in significant ownership of the Company's Common Stock.


     At present, the executive officers' compensation packages are comprised of base salaries, an annual incentive bonus plan and long term incentive opportunities in the form of grants of stock options and awards of restricted stock, as well as other benefits typically offered to executive officers by comparable companies.


Base Compensation

     Base salary ranges are established by the Committee for each executive officer after considering industry comparisons, the executive's position and responsibilities, his tenure and the size of the Company. Salaries are reviewed annually and adjusted as warranted to reflect sustained individual officer performance.

Annual Bonus Plan

     A bonus plan is formulated annually by the Committee. The potential 1995 cash bonus for the Chief Executive Officer and the other executive officers could have equaled 80% and 68% of their base salaries, respectively. The cash bonus plan was based in part on achievement of specific quantitative goals, measured in terms of increases in the Company's profit before tax and return on average assets. These two measures accounted for seventy five percent (75%) of the potential 1995 cash bonus. The Company did not meet either of these goals; therefore, no bonus was paid under those provisions of the plan. In addition to the quantitative goals there were individual goals established for the executive officers of the Company and approved by the Compensation Committee which, if achieved, could have accounted for 25% of their potential 1995 bonuses. These goals were achieved in part and, as a result, the Compensation Committee approved a combination of cash and restricted stock awards ranging from 9% to 18% of the base salaries of the executive officers other than the Chief Executive Officer.

Long-Term Incentive Compensation

     Stock based incentives are an important element of the executive officers' compensation packages. To provide such incentives the Company maintains a stock plan for key employees which provides for the granting of options or awards of restricted stock until January 31, 2003. The Committee believes the granting of stock based incentives is the best mechanism for aligning the financial interests of the Company's executive officers with interests of shareholders since both gain through the appreciation of the Company's stock. Unexercised stock options held by the Company's executive officers and Chief Executive Officer are listed in the Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values Table set
forth above.   In 1995, the Company granted stock options to a broad-based group representing 11% of the total employees. The Option/SAR Grants in Last Fiscal Year Table set forth above lists the grants made in 1995 to the named executive officers.


Compensation of the Chief Executive Officer

     In evaluating the compensation of Paul A. Saxton, Chairman of the Board and Chief Executive Officer, for the year ended December 31, 1995, the Committee placed particular emphasis on Mr. Saxton's leadership in bringing about significant organizational improvements and substantial progress in solving supply chain management problems. Although the Company's 1995 financial results were not comparable to those of the recent past, the Committee recognized the significant contributions of Mr. Saxton to the Company's achievements despite a difficult economic market. In accordance with the compensation philosophy and processes described above, the Committee granted to Mr. Saxton options to acquire 12,000 shares of Common Stock at $13.125 per share and 4,478 shares of Restricted Stock, both grants being pursuant to the Company's 1993 Key Employee Incentive Stock Plan. As stated under the caption "Compensation of Executive Officers", the award of restricted stock was made in lieu of the annual cash bonus. In view of the Company's financial performance for the year, it was believed that an award of stock was more appropriate than cash, recognizing that additional equity more closely aligns the interests of the Chief Executive Officer with the shareholders. After holding Mr. Saxton's base salary even in 1994, and after considering his performance, the size of the Company and general industry comparisons, the Committee adjusted Mr. Saxton's base salary for 1995 upwards 12% to $282,000. In order to make appropriate comparisons, the Committee relied on various compensation studies which included data from a wide range of companies, including some of those in the peer group used for purposes of the Performance Graph below.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the tax deduction for compensation paid to any of the named executive officers unless certain requirements are met. All compensation paid to the Company's executive officers in 1995 was fully deductible and, at this time, it is not anticipated that any named executive officer of the Company will receive any such compensation in excess of this limit during 1996.

                                        Compensation Committee
                                        Charles E. Bradley, Chairman
                                        John S. Crowley
                                        Phillip A. Ranney


     The following graph compares the yearly percentage change in the cumulative total return on the Company's Common Stock during the five fiscal years ended December 31, 1995, with cumulative total return on the S&P 500 Index and the S&P Housewares Composite Index. The comparison assumes $100 was invested on January 1, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


PERFORMANCE GRAPH
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG GENERAL HOUSEWARES CORP., S&P 500 INDEX
AND S&P HOUSEWARES COMPOSITE INDEX


Cumulative Total Return Summary

               1990 1991      1992      1993      1994      1995
GHC            100  115.54    155.5     120.55    133.09    84.4
S&P 500        100  130.47    140.41    154.56    156.6     214.86
S&P Housewares 100  190.63    166.98    199.86    193.64    208.5

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In addition to his employment by the Company, on a part-time basis, Mr. Erickson was engaged during 1995 in the private practice of law in Connecticut. To the extent that his services for the Company exceeded half of his time during a calendar week, he billed the Company for legal fees on the basis of $1,500 for eight hours or more per day and $750 for more than four but less than eight hours per day.


RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has selected Price Waterhouse as its independent public accountants for the current fiscal year. The firm has audited the Company's financial statements annually since 1967. A representative of Price Waterhouse is expected to be present at the Annual Meeting with the opportunity to make a statement, if the representative desires to do so, and is expected to be available to respond to appropriate questions from the stockholders.


OTHER MATTERS

     Management of the Company is not aware of any matters, other than those specified in the Notice of Annual Meeting and discussed above in this Proxy Statement, that are to be presented for action at the meeting. Should any other matters properly come before the meeting or any adjournment or adjournments thereof, the persons named as proxies in the enclosed form of proxy will have discretionary power to vote, pursuant to the proxies hereby solicited, with respect to such matters in accordance with their judgment on such matters.

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by regular employees of the Company or others affiliated with the Company. In addition, the Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending or forwarding proxy material to principals in obtaining their proxies.

     In order to be considered for inclusion in the Company's Proxy Statement and form of proxy for next year's Annual Meeting, any proposals by stockholders intended to be presented at the 1997 Annual Meeting must be received by the Company on or before December 1, 1996.

     The Company has determined, upon its review, that those persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, have filed on a timely basis Forms 3, 4 and 5 in compliance with Section 16(a) of said Act, except for one Form 5 with respect to Mr. Crowley's gift of 1,000 shares which was filed one day late.

     All stockholders are urged to execute, date and return promptly the enclosed form of proxy in the enclosed return envelope, regardless of whether they intend to be present in person at the Annual Meeting.

                                        By Order of the Board of Directors,
                                        RAYMOND J. KULLA,
                                        Secretary.

Terre Haute, Indiana
Dated: March 29, 1996

FORM 10-K AVAILABLE

THE FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION PROVIDES CERTAIN ADDITIONAL INFORMATION, A COPY OF
WHICH MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO: TERESA BURNS,
ASSISTANT SECRETARY, GENERAL HOUSEWARES CORP., P.O. BOX 4066,
TERRE HAUTE, INDIANA 47804.